Exhibit 99.2

FOR IMMEDIATE RELEASE

December 17, 2014

For further information contact:

Kimberly Mulloy, Public Relations

kmulloy@bricktopproductions.com

(561) 826-9307

BRICK TOP PRODUCTIONS ENTERS INTO EXECUTIVE SERVICES AGREEMENT

WITH HARRISON SMITH AND FELISSA ROSE

Brick Top Productions, Inc. (OTCQB:BTOP), representing the newest thinking in entertainment industry profitability, and known for its award winning, heart pounding entertainment, is pleased to announce that it has entered into an Executive Services Agreement with Harrison Smith and Felissa Rose.

Producer / Director Harrison Smith is well-known in the horror genre.  He has worked with Academy Award nominee Eric Roberts and Academy Award winner Cloris Leachman as well as Billy Zane, Dee Wallace, Danielle Harris, Mischa Barton and many others. Through his production company, Class of '85, Smith has had remarkable success with independent genre films.  Most recently, he produced and directed Zombie Killers: Elephant's Graveyard which was acquired by Anchor Bay Entertainment and Red Sea Media. It is set for wide release in February 2015 and is expected to be a box office winner.

Legendary Actress / Producer Felissa Rose has been transforming the horror genre since she pioneered the role of Angela in the cult classic Sleepaway Camp series.  After attending NYU's Tisch School of the Arts, Felissa appeared in countless movies, turning more recently to production of film and television content.  A talented fan favorite on both sides of the screen, Felissa brings incredible buzz to her projects.

Smith and Rose join Brick Top as co-Heads of Independent Genre Film Development, subject to the Company's funding of their project, Love Bites, based on the best-selling book by famed horror actress Adrienne Barbeau (The Fog, Creepshow, Swamp Thing, Escape From New York) .  Together with Brick Top, they expect to take the popular novel and rework it into a feature length film. Based on its popularity, we expect Love Bites to be another box office success.

Alexander Bafer, CEO of Brick Top, commented, "We're excited to work with Harrison and Felissa.  Their talent, professionalism and work ethic is reflected in each of their projects.  Their quality productions are extremely popular with viewers and are on par with the best in the business."

Mr. Smith added, “We are thrilled to be working with this stellar group. We plan a slate of films that we expect to be creative and commercial successes as we expand this division of Brick Top."

For more information on Brick Top and its subsidiaries, please visit www.bricktopproductions.com and www.highfiveentertainment.net.  For more information on Harrison Smith, please visit www.class85.com.  For more information on Felissa Rose, please visit www.felissarose.com. Brick Top’s most recent regulatory filings and financial information can also be found on the SEC’s website at www.sec.gov.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such, may involve risks and uncertainties. These forward looking statements relate to, amongst other things, current expectation of the business environment in which the company operates, potential future performance, projections of future performance and the perceived opportunities in the market. The company’s actual performance, results and achievements may differ materially from the expressed or implied in such forward-looking statements as a result of a wide range of factors.